Notice of Withdrawal of Tender

Regarding Units in AMG Pantheon Fund, LLC

Tendered Pursuant to the Offer to Purchase

Dated September 20, 2019

The Offer and withdrawal rights will expire on October 21, 2019 and this Notice of Withdrawal must be received by

the Fund’s Administrator, either by e-mail, mail or fax, by 11:59 p.m.,

Eastern Time, on October 21, 2019, unless the Offer is extended

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

Regular Mail	E-mail: Pantheontenders2image@bnymellon.com
AMG Pantheon Fund, LLC P.O. Box 9865 Providence, Rhode Island 02940-9865	Fax: (508) 599-4196

Overnight Mail
AMG Pantheon Fund, LLC 4400 Computer Drive Westborough, Massachusetts 01581	FOR ADDITIONAL INFORMATION CALL: (877) 355-1566

You are responsible for confirming that this Notice is received timely by AMG Funds LLC, the Fund’s administrator. To assure good delivery, please send this page to AMG Funds LLC and not to your financial advisor. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:

Fund Account #:

Account Name/Registration:

Telephone Number:

SSN or Tax ID:

The undersigned represents that the undersigned is the beneficial owner of the units in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing member.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date